EXHIBIT 12.1

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
                                         Hospitality Properties Trust
                               Computation of Ratio of Earnings to Fixed Charges
                                     (in thousands, except ratio amounts)


                                                            Year Ended December 31,
                                    -----------------------------------------------------------------------
                                       2001            2000            1999          1998           1997
                                       ----            ----            ----          ----           ----

Income Before Extraordinary                                         $111,929
Item                                  $131,956        $126,271                       $87,982      $59,153
Fixed Charges                           41,312          37,682        37,352          21,751       15,534
                                    ----------      ----------        ------          ------     --------
Adjusted Earnings                     $173,268        $163,953      $149,281        $109,733      $74,687


Fixed Charges:
     Interest on indebtedness and
amortization of deferred
finance costs                          $41,312         $37,682       $37,352         $21,751      $15,534

Ratio of Earnings to Fixed
Charges                                  4.19x           4.35x         4.00x           5.04x        4.81x
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